Exhibit 99.1

News Release

RSP Permian, Inc. Announces Northern Midland Basin Acquisitions

Dallas, Texas — July 25, 2014 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced it has entered into definitive agreements in separate transactions with multiple sellers to acquire certain undeveloped acreage and oil and gas producing properties located in Glasscock County for an approximate aggregate price of $259 million in cash, subject to certain adjustments. The Company has posted a brief overview presentation of the acquisitions on its website at www.rsppermian.com.

Acquisitions Highlights:

•      7,680 gross (6,652 net) surface acres or 21,440 gross (19,367 net) effective horizontal acres in Glasscock County, adding another primary operating area in the core of the Northern Midland Basin

•      188 gross (156 net) horizontal drilling locations, 158 gross (132 net) vertical drilling locations on 40-acre spacing, and 158 gross (132 net) vertical drilling locations on 20-acre spacing

•      100% RSP-operated upon closing, approximately 87% average working interest

•      Aggregate current net production of approximately 1,106 Boe/d (74% liquids) with 13 vertical wells drilled to date

•      Net proved reserves of approximately 22 million Boe (9% developed) with over 125 million Boe of resource potential based on internal estimates

“Our experience and strong relationships in the Permian Basin enabled RSP to successfully negotiate the acquisition of these assets in the core of the Midland Basin from multiple parties.  The acquisitions are a significant bolt-on to our existing Glasscock leasehold acreage position which was acquired in the first quarter of this year and we expect them to be accretive to cash flow per share and earning per share as well as net asset value,” stated Steve Gray, CEO of RSP.  “The value of these acquisitions was principally in the undeveloped acreage as these assets have multiple horizontal targets and come with ample vertical inventory that will provide years of potential horizontal and vertical growth for the Company.  With these transactions, we have meaningfully increased our drilling inventory in what we believe to be a top tier area in the Midland Basin.”

The properties being acquired are currently being developed with one vertical rig.  RSP will keep this vertical rig drilling during the balance of 2014 and into 2015.  RSP intends to commence a horizontal drilling program in Glasscock 2015 once the necessary infrastructure to support horizontal operations is constructed and operational.

RSP believes the properties are prospective for horizontal drilling in the Company’s target horizons including the Lower Spraberry, Wolfcamp A, Wolfcamp B and Wolfcamp D (Cline) formations.  In addition, RSP believes that additional horizontal drilling opportunities in several other stacked pay zones exist on the properties.

The acquisitions are expected to close in late August 2014 and are subject to the completion of customary due diligence, closing conditions and purchase price adjustments.  The Company expects to fund the acquisitions with a combination of borrowings under its revolving credit facility, which carries a current borrowing base of $375 million prior to any adjustments for the proposed transactions, and potential equity market transactions.  Following the pending closing of the acquisitions, RSP will evaluate the potential issuance of senior subordinated notes.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Glasscock, Dawson and Ector.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP”.  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.